Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Daré Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	15,000,000 (1)	$0.4675 (2)	$7,012,500	0.00014760	$1,035.05
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$7,012,500		$1,035.05
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,035.05

(1)	The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. This registration statement also covers such such indeterminate additional number of shares of common stock as may be issued pursuant to the antidilution provisions of the warrants in respect of which the shares of common stock covered by this registration statement are issuable. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on March 22, 2024.